EXHIBIT 10(e)


                                December 5, 2000



Mr. John M. Devine
2020 W. Valley
Bloomfield Hills, MI  48304

Dear John:

This is to document the make-whole package you will receive from General Motors Corporation (GM) if you accept our offer of employment for the position of Vice Chairman and Chief Financial Officer of GM.

On or before December 31, 2000, you will receive a sign-on payment based on the December 13, 2000 value of your former employer's stock, to compensate for the loss of your unvested stock option grant, 1998-2000 LTIP grant, restricted stock units, and applicable dividend equivalent payments provided by your previous employer. We will also make you whole on the loss of certain other benefits provided by your previous employer which we have previously identified.

To compensate you for the loss of your deferred compensation account from your previous employer, you will receive a fully vested credit to GM's deferred compensation program, equal to the balance of such account shown on the most recent account statement received from your previous employer.

To compensate you for the loss of your non-qualified pension benefit from your prior employer, during your employment with GM and thereafter, you (and in the event of your death, your surviving spouse) will be entitled to receive such non-qualified pension benefits, less any pension benefits paid from any non-qualified plan of your previous employer. Unless deferred, these payments will be made monthly.

You will be granted options under GM's Stock Incentive Plan to purchase 300,000 shares of the GM's $1-2/3 par value common stock. The exercise price for these options will be the average of the high and low trading price of $1-2/3 par value common stock on December 13, 2000. These options will vest 20% per year beginning on the first anniversary of the grant date.

As we discussed, our obligation to pay the deferred compensation and non-qualified pension benefits described above and your rights under the option grant described above, will terminate in their entirety in the event you violate any confidentiality or non-competition commitments to, or act at any time in a manner inimical to the best interests of, General Motors.

Lastly, any of the items specified herein shall be reduced to the extent you receive a similar payment from your previous employer.

Again, I am very pleased about the prospect of you joining the General Motors executive team. If you have any questions on this make-whole package, please do not hesitate to call me or Greg Lau on 313/665-3021.

                              Sincerely,


                              /s/  Rick Wagoner


                              G. R. Wagoner, Jr.

Attachment

                                      IV-6





                                December 5, 2000



Mr. John M. Devine
2020 W. Valley
Bloomfield Hills, MI  48304

Dear John:

I am extremely pleased to confirm our offer of employment to you, which will remain open until 5:00 p.m. eastern time on December 13, 2000. If you accept our offer, your employment with General Motors Corporation will commence on December 13, 2000 and you will assume the positions of Vice Chairman and Chief Financial Officer of the Company effective January 1, 2001. You will be located at our headquarters office in Detroit, Michigan and report to me as the Chief Executive Officer of the Company. Please indicate your acceptance by signing below and returning the original to me.

Your starting base salary will be the same as that of the Company's current Vice Chairman as of the date of this letter. Your base salary will be reviewed periodically by the Executive Compensation Committee of the Board of Directors (the "Executive Compensation Committee") and, based on that review, may be adjusted. Your annual cash bonus will be dependent upon corporate performance relative to the performance matrices approved by the Executive Compensation Committee, but in no case will your bonus be less than $1,500,000 for 2001 and $1,000,000 for 2002. You will be eligible to defer salary and/or bonus payments, to the extent permitted under the Company's deferred compensation program.

You will be eligible to participate in the Company's Stock Incentive Plan, Stock Performance Program and Net Margin Grant Program. Your stock option target for 2001 will be commensurate with the Vice Chairman position, with one-third of the grant vesting on each of the three annual anniversaries following the grant date. Your target share-value under the Stock Performance Program (the "SPP") for the 1999-2001 cycle and for the 2000-2002 and 2001-2003 cycles will be commensurate with those of the Vice Chairman position. Awards under the SPP are delivered in shares at the end of a three-year period. Under the Net Margin Program, you will receive a one-time stock grant of 19,228 shares of $1-2/3 par value common stock if the Company meets its net margin goal (based on a four quarter rolling average) within the performance period of October 1, 2000 to December 31, 2003.

You will also receive a special grant of approximately 200,000 restricted stock units, based on the average of the high and low trading price of $1-2/3 par value common stock on December 13, 2000. Provided you meet certain performance goals, as established by the Executive Compensation Committee after consultation with you, these restricted stock units will vest 10% on each of the first five anniversaries of your date of hire, with the balance vesting and becoming payable to you 18 months after your retirement date, if you retire after the fifth anniversary of your date of hire. Each quarter, you will receive a dividend equivalent payment in cash based on the number of your unvested restricted stock units.

You will be granted a special stock option grant with respect to 200,000 shares under the Company's Stock Incentive Plan on December 13, 2000. This option grant will vest 20% per year beginning on the first anniversary of the grant date, and the exercise price will be the average of the high and low trading price of $1-2/3 par value common stock on December 13, 2000.





                                      IV-7
Mr. John M. Devine
Page Two
December 5, 2000



You will participate in the Supplemental Executive Retirement Program ("SERP"), and, after you have completed five years of service, you will be eligible for benefits beginning at the later of age 61, or when you retire. Pension benefits are related to the number of years you work for General Motors and the higher of the regular SERP formula (based on final average base salary) or the alternate SERP formula (based on final average base salary plus bonus).

Prior to December 13, 2005, in the event your employment is terminated by the Company for reasons other than your willful misconduct, fraud, or conviction of a felony, you will be provided an amount of severance pay equal to two years' (or, if less than two years, the time period from the termination of your employment to December 13, 2005, rounded to the nearest whole month) base salary and target bonus. In addition, for a period of two years (or, until December 13, 2005, if less than two years), you will continue to vest in the stock option grant described in the make-whole letter from me to you of even date herewith and any annual option awards granted to you, pursuant to the vesting schedule of those awards; and for the period through December 13, 2004, will continue to vest in the special restricted stock unit grant described above. This continued vesting does not apply to the special stock option grant or to any period beyond December 13, 2004, with respect to the special restricted stock unit grant described above. Any options vested at the time of your termination, or in which you become vested during the two years (or until December 13, 2005, if applicable) following your termination, shall remain exercisable for the remainder of their original ten-year term. In addition, in the event your employment terminates as described in this paragraph, the Company will continue to pay the premium on the endorsement split-dollar life insurance provided by the Company, to the extent necessary so that the coverage provided under that policy plus coverage from any policy maintained by your previous employer, is equal to the coverage under the policy provided by your prior employer. Your benefits under any other awards, plans or programs shall be determined as of the date of termination of employment.

All severance benefits will be provided contingent upon you agreeing to execute a release of claims acceptable to the Company, your continued compliance with your confidentiality and non-competition covenants with the Company and your not acting at any time in a manner inimical to the best interests of the Company. In the event you execute a release of claims pursuant to this paragraph, the Company will provide you with a release of claims as to all facts known by the Company at the time the release is given, except to the extent the Company reserves its rights as to specific facts identified at the time the release is given. Your entitlement to the severance benefits will not be affected solely because the Company reserves its rights with respect to any such facts.

You will be entitled to the Company's standard package of benefits and perquisites available to executives at your level. Your participation in these plans, as well as any other compensation or benefits plans referenced above or in the make-whole letter from me to you of even date herewith, will be controlled by the terms of those plans. You will be offered a change in control agreement in the event the Company extends change in control or similar agreements to its senior executive officers.







                                      IV-8
Mr. John M. Devine
Page Three
December 5, 2000



As a condition of your acceptance of our offer of employment, you will be required to execute the attached Compensation Statement. Also, please note that executives at your level are expected under the Company's ownership guidelines, to achieve (within five years of hire) a level of ownership equal to five times base salary.

John, I am excited about the prospect of your joining our team, and confident that together we will succeed. Please feel free to call with any questions you may have.

                              Sincerely,


                              /s/  Rick Wagoner


                              G. R. Wagoner, Jr.


AGREED AND ACCEPTED BY:



/s/  John M. Devine
------------------------------------
John M. Devine



12/12/00
------------------------------------
Date


















                                      IV-9

                             COMPENSATION STATEMENT


Commencing:  December 13, 2000


I agree I am classified as an exempt employee for purposes of the Fair Labor Standards Act, and the salary provided to me pursuant to the letter agreement of even date herewith will be my total salary during each monthly period in which GM continues it in effect for all hours worked, including overtime.

I acknowledge that I will become aware of trade secrets or other confidential and/or proprietary information concerning GM, the disclosure of which will cause irreparable harm to the Corporation. I agree that I will not disclose to any person or entity any such trade secret, confidential and/or proprietary information and, upon termination of my employment with GM, I shall return all documents or other materials containing such information to GM. I also acknowledge that I will not disclose to GM or its employees any trade secrets or other confidential and/or proprietary information of any prior employer without the specific written authorization of the prior employer. I represent that I am not subject to any agreements that would preclude my employment with GM.

For a period of one year immediately following my termination of employment with GM or any of its subsidiaries for any reason, I will not, without the prior written consent of the GM Chief Executive Officer, engage in or perform any services of a similar nature to those I performed at GM for any other corporation or business engaged in the design, manufacture, development, promotion, sale, or financing of automobiles or trucks within North America, Latin America, Asia, Australia, or Europe in competition with GM, any of its subsidiaries or affiliates, or any joint ventures to which GM or any of its subsidiaries or affiliates is a party. If the terms of this paragraph are found by a court to be unenforceable due to the duration, products or territory covered, such court shall be authorized to interpret these terms in a manner that makes the paragraph enforceable within that particular jurisdiction.

This Statement reaffirms that my employment is from month-to-month on a calendar month basis and I acknowledge that except as provided in the letter agreements of even date herewith, GM retains the right in its discretion to increase or decrease my compensation. The parties agree Michigan law applies to this Compensation Statement even if I am employed outside the state.

I agree that my job responsibilities with GM and a significant portion of my compensation as more fully described in the letter agreements of even date herewith are consideration for the confidentiality and non-compete agreements noted above.

No modification or amendment of this Compensation Statement will be effective unless it is in writing and signed by both parties.


/s/ John M. Devine                        /s/ G. Richard Wagoner, Jr
------------------------------------      -------------------------------------
Employee                                  General Motors Corporation


12/12/00                                  12/5/00
------------------------------            --------------------------------
Date                                      Date






                                      IV-10